Exhibit 16.1

March 15, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Jones Lang LaSalle Income Property Trust, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Jones Lang LaSalle Income Property Trust, Inc. dated March 15, 2012. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, One North Wacker Drive Chicago, IL,60606

T: (312)298 2000, F: (312) 298 2001, www.pwc.com/us